Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
www.sempra.com

Financial Contacts:	Victor Vilaplana
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS

SECOND-QUARTER 2012 FINANCIAL RESULTS

•

SDG&E Energizes Sunrise Powerlink Transmission Line

•

Company Records $179 Million Non-cash, After-tax Charge on Rockies Express Pipeline Investment

•

2012 Earnings-per-share Guidance Range of $4 to $4.30 Reaffirmed, Excluding Rockies Express Pipeline Charge

SAN DIEGO, Aug. 2, 2012 – Sempra Energy (NYSE: SRE) today reported second-quarter 2012 earnings of $62 million, or $0.25 per diluted share, compared with earnings of $503 million, or $2.09 per diluted share, in the second quarter 2011.

Second-quarter 2012 earnings included a $179 million non-cash charge related to a write-down on the company’s investment in the Rockies Express Pipeline.  Last year’s second-quarter earnings included a gain of $277 million, reflecting the write-up in the value of the company’s original investments in Chile and Peru as a result of the acquisition of a controlling interest in those utilities.

Excluding these unusual items in both years, adjusted second-quarter earnings increased to $241 million, or $0.98 per diluted share, in 2012 from $226 million, or $0.94 per diluted share, in 2011.

Sempra Energy’s earnings through the first six months of 2012 were $298 million, or $1.21 per diluted share, compared with $757 million, or $3.14 per diluted share, in the first six months of 2011.  Excluding the Rockies Express Pipeline charge, adjusted earnings for the first six months were $477 million, or $1.94 per diluted share, compared with adjusted earnings of $480 million, or $1.99 per diluted share, in the same period last year.

“We are pleased with our operating results during the quarter and, after adjusting for the impairment charge, remain on course to meet our 2012 earnings guidance,” said Debra L. Reed, chief executive officer of Sempra Energy.  “Our utilities continue to make progress with their major infrastructure projects.   In June, SDG&E energized its Sunrise Powerlink transmission line.  The 117-mile line will help meet summer power demand and improve reliability of the regional electric grid.  The line also will serve as a critical link to developing renewable energy projects in California’s Imperial Valley and provide significant economic benefits for the region.”

As announced previously, on Jan. 1, Sempra Energy consolidated Sempra Generation, Sempra Pipelines & Storage and Sempra LNG into two new operating units: Sempra International and Sempra U.S. Gas & Power. Sempra International is comprised of two new reporting segments:  Sempra South American Utilities and Sempra Mexico.  Sempra U.S. Gas & Power also is comprised of two new reporting segments:  Sempra Renewables and Sempra Natural Gas. Beginning in the first quarter 2012, in addition to San Diego Gas & Electric and Southern California Gas Co., Sempra Energy began reporting financial results under each of the above segments.

CALIFORNIA UTILITIES

San Diego Gas & Electric

In the second quarter 2012, earnings for San Diego Gas & Electric (SDG&E) increased to $95 million from $71 million in last year’s second quarter, due primarily to higher earnings related to the Sunrise Powerlink transmission line project.

For the first six months of 2012, SDG&E earned $200 million, up from $160 million in the first six months of 2011.

In addition to energizing the Sunrise Powerlink, SDG&E received approval in June from the California Public Utilities Commission to proceed with construction of the new East County electric substation project.  The $435 million project will help bolster electric reliability and support transmission of renewable energy along the Sunrise Powerlink.  The project, which involves development of a new substation and modernization of a nearby older substation, is expected to be completed in 2014.

Southern California Gas Co.

Second-quarter earnings for Southern California Gas Co. (SoCalGas) were $53 million in 2012, compared with $59 million in 2011.

SoCalGas’ earnings in the first half of 2012 were $119 million, compared with $127 million during the same period last year.

SEMPRA INTERNATIONAL

Sempra South American Utilities

In the second quarter 2012, Sempra South American Utilities had earnings of $38 million, compared with $314 million in the second quarter 2011.

For the first six months of 2012, earnings for Sempra South American Utilities were $78 million, compared with $336 million in the first six months of 2011.

Six-month and quarterly earnings in 2011 were higher due to the $277 million second-quarter gain from the write-up in value of the company’s South American utility investments.

Sempra Mexico

Sempra Mexico recorded second-quarter earnings of $43 million in 2012, up from $35 million last year.

For the first six months of 2012, Sempra Mexico had earnings of $80 million, compared with $74 million during the first six months of 2011.

SEMPRA U.S. GAS & POWER

Sempra Renewables

Second-quarter earnings for Sempra Renewables rose to $24 million in 2012 from $4 million last year, due primarily to an increase in solar and wind assets.

During the first six months of 2012, earnings for Sempra Renewables were $34 million, up from $8 million in the same period of 2011.

Sempra Natural Gas

Sempra Natural Gas posted a second-quarter loss of $193 million in 2012, which included the $179 million charge related to the Rockies Express Pipeline.  Excluding this charge, Sempra Natural Gas recorded a $14 million loss in the second quarter 2012, compared with earnings of $47 million in last year’s second quarter.

For the first six months of 2012, Sempra Natural Gas recorded a loss of $192 million, including the Rockies Express Pipeline charge.  Excluding the charge, Sempra Natural Gas had a $13 million loss in the first half of 2012, compared with $110 million in earnings for the first six months last year.

Kinder Morgan, a 50-percent owner of Rockies Express Pipeline, is in the process of selling its interest in the pipeline. As a result of this sales process, Sempra Energy has re-evaluated the fair value of the company’s 25-percent interest in the pipeline.  Although the pipeline is contracted through late 2019, the impairment charge reflects the impact of the existing weak market conditions on the pipeline’s value.

Excluding the Rockies Express Pipeline charge, both the quarterly and six-month results for Sempra Natural Gas were impacted by lower natural gas and power prices, including the expiration of the 10-year California Department of Water Resources power-supply contract in September 2011.

PARENT & OTHER

During the second quarter 2012, Sempra Energy had earnings of $2 million at the parent company, compared with a loss of $27 million in the year-ago quarter.  The most recent quarter included a deferred tax benefit related to life-insurance contracts.

EARNINGS GUIDANCE

Sempra Energy today reaffirmed its earnings-per-share guidance for 2012 of $4 to $4.30, excluding the Rockies Express Pipeline charge (a $0.73-per-share negative impact) and the tax benefit at the parent company (a $0.19-per-share positive impact).  On a GAAP basis, Sempra Energy’s 2012 earnings-per-share guidance is $3.46 to $3.76.

INTERNET BROADCAST

Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 1 p.m. EDT with senior management of the company.  Access is available by logging onto the website at www.sempra.com.  For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 1897304.

NON-GAAP FINANCIAL MEASURES

Adjusted earnings for 2012 and 2011, and 2012 earnings-per-share guidance, are non-GAAP financial measures.  Additional information regarding these non-GAAP measures is in the appendix on Table A of the second-quarter financial tables.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2011 revenues of $10 billion. The Sempra Energy companies’ 17,500 employees serve more than 31 million consumers worldwide.

###

This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements can be identified by words like “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “may,” “will,” “would,” ”could,” “should,” “potential,” “target,” “outlook,” “depends,” “pursue” or similar expressions, or discussions of guidance, strategies, plans, goals, initiatives, objectives or intentions.  Forward-looking statements are not guarantees of performance.  They involve risks, uncertainties and assumptions.  Future results may differ materially from those expressed in the forward-looking statements.  Forward-looking statements are necessarily based upon various assumptions involving judgments with respect to the future and other risks, including, among others: local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments; actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, U.S. Department of Energy, Nuclear Regulatory Commission, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries where the company does business; capital market conditions, including the availability of credit and the liquidity of investments; inflation, interest and exchange rates; the impact of benchmark interest rates, generally the U.S. Treasury bond and Moody’s A-rated utility bond yields, on the California utilities’ cost of capital; the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of the granting of, permits, licenses, certificates and other authorizations; energy markets, including the timing and extent of changes and volatility in commodity prices; the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions and equipment failures; weather conditions, natural disasters, catastrophic accidents, and conservation efforts; risks inherent in nuclear power generation and radioactive materials storage, including catastrophic release of such materials, the disallowance of the recovery of the investment in, or operating costs of, the generation facility due to an extended outage, and increased regulatory oversight; risks posed by decisions and actions of third parties who control the operations of investments in which the company does not have a controlling interest; wars, terrorist attacks and cyber security threats; business, regulatory, environmental and legal decisions and requirements; expropriation of assets by foreign governments and title and other property disputes; the status of deregulation of retail natural gas and electricity delivery; the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements; the resolution of litigation; and other uncertainties, all of which are difficult to predict and many of which are beyond the control of the company.  These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the Securities and Exchange Commission.  These reports are available through the EDGAR system free-of-charge on the SEC’s website, www.sec.gov, and on the company’s website at www.sempra.com.

These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.

Sempra International, LLC, and Sempra U.S. Gas & Power, LLC, are not the same companies as San Diego Gas & Electric (SDG&E) or Southern California Gas Company (SoCalGas) and Sempra International, LLC and Sempra U.S. Gas & Power, LLC are not regulated by the California Public Utilities Commission. Sempra International’s underlying entities include Sempra Mexico and Sempra South American Utilities. Sempra U.S. Gas & Power’s underlying entities include Sempra Renewables and Sempra Natural Gas.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in millions, except per share amounts)	2012	2011(1)	2012	2011(1)
	(unaudited)
REVENUES
Utilities	$ 1,838	$ 1,922	$ 3,929	$ 3,868
Energy-related businesses	251	500	543	988
Total revenues	2,089	2,422	4,472	4,856
EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(221)	(403)	(652)	(1,045)
Cost of electric fuel and purchased power	(349)	(397)	(737)	(568)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(81)	(212)	(210)	(442)
Other cost of sales	(41)	(32)	(74)	(55)
Operation and maintenance	(720)	(673)	(1,391)	(1,312)
Depreciation and amortization	(266)	(248)	(523)	(478)
Franchise fees and other taxes	(79)	(80)	(175)	(175)
Equity (losses) earnings, before income tax:
Rockies Express Pipeline LLP	(290)	10	(279)	19
Other	(3)	(3)	(2)	(11)
Remeasurement of equity method investments	-	277	-	277
Other income, net	18	31	93	74
Interest income	4	12	9	15
Interest expense	(113)	(118)	(226)	(226)
Losses) income before income taxes and equity earnings of certain unconsolidated subsidiaries	(52)	586	305	929
Income tax benefit (expense)	118	(100)	1	(214)
Equity earnings, net of income tax	8	8	19	39
Net income	74	494	325	754
(Earnings) losses attributable to noncontrolling interests	(11)	12	(24)	8
Preferred dividends of subsidiaries	(1)	(3)	(3)	(5)
Earnings	$ 62	$ 503	$ 298	$ 757

Basic earnings per common share	$ 0.26	$ 2.10	$ 1.24	$ 3.16
Weighted-average number of shares outstanding, basic (thousands)	241,141	239,415	240,853	239,769

Diluted earnings per common share	$ 0.25	$ 2.09	$ 1.21	$ 3.14
Weighted-average number of shares outstanding, diluted (thousands)	246,260	240,761	245,766	241,154
Dividends declared per share of common stock	$ 0.60	$ 0.48	$ 1.20	$ 0.96

(1) As adjusted for the retrospective effect of a change in accounting principle.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF SEMPRA ENERGY GAAP EARNINGS TO SEMPRA ENERGY ADJUSTED
EARNINGS EXCLUDING IMPAIRMENT CHARGE AND GAIN FROM REMEASUREMENT OF
EQUITY METHOD INVESTMENTS (Unaudited)

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Share excluding a $179 million impairment charge on our investment in Rockies Express LLC in the second quarter of 2012 and a $277 million gain from the remeasurement of equity method investments in Chilquinta Energía and Luz del Sur in the second quarter of 2011 are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States). Because of the significance and nature of these items, management believes that these non-GAAP financial measures provide a more meaningful comparison of the performance of Sempra Energy's business operations from 2012 to 2011 and to future periods. Also, 2012 guidance of $4 to $4.30 per diluted share excludes the $179 million impairment loss, or $0.73 per diluted share, as well as a $47 million tax benefit from a change in the expected holding period of life insurance contracts, or $0.19 per diluted share, for the six months ended June 30, 2012, based on shares outstanding through June 30, 2012. Management believes that excluding the impact of the impairment loss and tax benefit from current guidance provides a more meaningful measure of Sempra Energy's expected financial performance in 2012 in comparison to previously issued guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy Earnings and Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Three months ended June 30,		Six months ended June 30,
(Dollars in millions, except per share amounts)	2012	2011	2012	2011
Sempra Energy GAAP Earnings	$ 62	$ 503	$ 298	$ 757
Add: Impairment Charge in 2012	179	-	179	-
Less: Remeasurement Gain in 2011	-	(277)	-	(277)
Sempra Energy Adjusted Earnings	$ 241	$ 226	$ 477	$ 480

Diluted earnings per common share:
Sempra Energy GAAP Earnings	$ 0.25	$ 2.09	$ 1.21	$ 3.14
Sempra Energy Adjusted Earnings	$ 0.98	$ 0.94	$ 1.94	$ 1.99
Weighted-average number of shares outstanding, diluted (thousands)	246,260	240,761	245,766	241,154

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Dollars in millions)	2012	2011(1)(2)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 221	$ 252
Restricted cash	21	24
Accounts receivable	985	1,345
Income taxes receivable	37	-
Inventories	249	346
Regulatory balancing accounts – undercollected	114	38
Regulatory assets	101	89
Fixed-price contracts and other derivatives	75	85
Settlement receivable related to wildfire litigation	-	10
Other	237	143
Total current assets	2,040	2,332

Investments and other assets:
Restricted cash	18	22
Regulatory assets arising from pension and other postretirement benefit obligations	1,050	1,126
Regulatory assets arising from wildfire litigation costs	668	594
Other regulatory assets	1,123	1,060
Nuclear decommissioning trusts	847	804
Investments	1,639	1,671
Goodwill	1,067	1,036
Other intangible assets	441	448
Sundry	712	691
Total investments and other assets	7,565	7,452
Property, plant and equipment, net	24,597	23,465
Total assets	$ 34,202	$ 33,249

Liabilities and Equity
Current liabilities:
Short-term debt	$ 713	$ 449
Accounts payable	1,012	1,107
Income taxes payable	-	5
Deferred income taxes	163	173
Dividends and interest payable	256	219
Accrued compensation and benefits	222	323
Regulatory balancing accounts – overcollected	270	105
Current portion of long-term debt	698	336
Fixed-price contracts and other derivatives	91	92
Customer deposits	145	142
Reserve for wildfire litigation	305	586
Other	559	615
Total current liabilities	4,434	4,152
Long-term debt	10,315	10,078

Deferred credits and other liabilities:
Customer advances for construction	148	142
Pension and other postretirement benefit obligations, net of plan assets	1,345	1,423
Deferred income taxes	1,544	1,520
Deferred investment tax credits	48	49
Regulatory liabilities arising from removal obligations	2,614	2,551
Asset retirement obligations	1,947	1,905
Other regulatory liabilities	68	87
Fixed-price contracts and other derivatives	285	301
Reserve for wildfire litigation	171	10
Deferred credits and other	911	774
Total deferred credits and other liabilities	9,081	8,762
Contingently redeemable preferred stock of subsidiary	79	79
Equity:
Total Sempra Energy shareholders’ equity	9,879	9,775
Preferred stock of subsidiaries	20	20
Other noncontrolling interests	394	383
Total equity	10,293	10,178
Total liabilities and equity	$ 34,202	$ 33,249

(1)	As adjusted for the retrospective effect of a change in accounting principle.
(2)	Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
(Dollars in millions)	2012	2011(1)
	(unaudited)
Cash Flows from Operating Activities
Net income	$ 325	$ 754
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	523	478
Deferred income taxes and investment tax credits	(53)	138
Equity losses (earnings)	262	(47)
Remeasurement of equity method investments	-	(277)
Fixed-price contracts and other derivatives	1	(2)
Other	1	(23)
Net change in other working capital components	28	75
Distributions from RBS Sempra Commodities LLP	-	53
Changes in other assets	13	2
Changes in other liabilities	52	(12)
Net cash provided by operating activities	1,152	1,139

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,517)	(1,225)
Expenditures for investments and acquisition of businesses, net of cash acquired	(303)	(682)
Proceeds from sale of joint venture interest	9	-
Distributions from RBS Sempra Commodities LLP	-	276
Distributions from other investments	31	29
Purchases of nuclear decommissioning and other trust assets	(327)	(97)
Proceeds from sales by nuclear decommissioning and other trusts	329	94
Decrease in restricted cash	68	388
Increase in restricted cash	(61)	(420)
Other	(10)	(16)
Net cash used in investing activities	(1,781)	(1,653)

Cash Flows from Financing Activities
Common dividends paid	(260)	(210)
Redemption of subsidiary preferred stock	-	(80)
Preferred dividends paid by subsidiaries	(3)	(5)
Issuances of common stock	45	20
Repurchases of common stock	(16)	(18)
Issuances of debt (maturities greater than 90 days)	1,167	870
Payments on debt (maturities greater than 90 days)	(559)	(270)
Increase (decrease) in short-term debt, net	241	(319)
Other	(21)	10
Net cash provided by (used in) financing activities	594	(2)

Effect of exchange rate changes on cash and cash equivalents	4	(4)

Decrease in cash and cash equivalents	(31)	(520)
Cash and cash equivalents, January 1	252	912
Cash and cash equivalents, June 30	$ 221	$ 392

(1) As adjusted for the retrospective effect of a change in accounting principle.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS AND CAPITAL EXPENDITURES & INVESTMENTS

	Three months ended			Six months ended
	June 30,			June 30,
(Dollars in millions)	2012	2011		2012	2011
	(unaudited)
Earnings (Losses)
California Utilities:
San Diego Gas & Electric	$ 95	$ 71		$ 200	$ 160
Southern California Gas	53	59		119	127
Sempra International:
Sempra South American Utilities	38	314		78	336
Sempra Mexico	43	35		80	74
Sempra U.S. Gas & Power:
Sempra Renewables	24	4		34	8
Sempra Natural Gas	(193)	47		(192)	110
Parent and other	2	(27)		(21)	(58)
Earnings	$ 62	$ 503		$ 298	$ 757

	Three months ended			Six months ended
	June 30,			June 30,
(Dollars in millions)	2012	2011		2012	2011
	(unaudited)
Capital Expenditures and Investments
California Utilities:
San Diego Gas & Electric	$ 331	$ 366		$ 729	$ 714
Southern California Gas	151	157		316	325
Sempra International:
Sempra South American Utilities	39	(214)	(1)	59	(214)	(1)
Sempra Mexico	4	4		9	7
Sempra U.S. Gas & Power:
Sempra Renewables	343	9		594	55
Sempra Natural Gas	90	121		112	167
Parent and other	-	853	(1)	1	853	(1)
Consolidated Capital Expenditures and Investments	$ 958	$ 1,296		$ 1,820	$ 1,907

(1) The $611 million of net cash used to fund the purchase of controlling interests in our investments in Chile and Peru in the second quarter of 2011 is recorded as a net expenditure of $852 million at Parent and Other, partially offset by $241 million of cash acquired in the purchase, which is recorded at Sempra South American Utilities.

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended June 30,		Six months ended June 30,
UTILITIES	2012	2011	2012	2011

California Utilities - SDG&E and SoCalGas
Gas Sales (bcf)(1)	83	85	217	223
Transportation (bcf)(1)	174	137	345	294
Total Deliveries (bcf)(1)	257	222	562	517
Total Gas Customers (Thousands)			6,665	6,644

Electric Sales (Millions of kWhs)(1)	3,827	3,827	7,916	7,975
Direct Access (Millions of kWhs)	820	782	1,572	1,568
Total Deliveries (Millions of kWhs)(1)	4,647	4,609	9,488	9,543
Total Electric Customers (Thousands)			1,397	1,390

Other Utilities(2)
Natural Gas Sales (bcf)
Argentina	87	87	160	157
Mexico	6	5	12	11
Mobile Gas	8	9	23	19
Willmut Gas(3)	4	-	4	-
Natural Gas Customers (Thousands)
Argentina			1,833	1,781
Mexico			91	89
Mobile Gas			88	90
Willmut Gas(3)			20	-
Electric Sales (Millions of kWhs)
Peru	1,669	1,570	3,359	3,164
Chile	638	604	1,383	1,265
Electric Customers (Thousands)
Peru			941	907
Chile			617	603

ENERGY-RELATED BUSINESSES

Sempra International
Power Sold (Millions of kWhs)
Sempra Mexico(4)	894	612	1,972	1,528

Sempra U.S. Gas & Power
Power Sold (Millions of kWhs)
Sempra Renewables(5)	253	155	526	277
Sempra Natural Gas	1,459	2,809	3,399	6,044

(1) Includes intercompany sales

(2) Represents 100% of the distribution operations of the subsidiary, although the subsidiary in Argentina is not consolidated within Sempra Energy and the related investments are accounted for under the equity method. The subsidiaries in Peru and Chile were also accounted for under the equity method until April 6, 2011, when they became consolidated entities upon our acquisition of additional ownership interests.

(3) Acquired in May 2012.
(4) Sales to Sempra Natural Gas.

(5) Includes 50% of total power sold related to wind projects in which Sempra Energy has a 50% ownership. These subsidiaries are not consolidated within Sempra Energy and the related investments are accounted for under the equity method.